Exhibit 10.3

EXECUTION VERSION

FIRST AMENDMENT

First Amendment, dated as of January 26, 2016 (this “Amendment”), to the Credit Agreement dated as of April 8, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TOTAL SYSTEM SERVICES, INC. (the “Borrower”), the several lenders from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other agents party thereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement, and the Borrower has requested that the Credit Agreement be amended as set forth herein;

WHEREAS, as permitted by Section 10.01 of the Credit Agreement, the Required Lenders and the Administrative Agent are willing to agree to this Amendment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement as amended hereby.

SECTION 2. Amendment to the Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as set forth on Exhibit A to this Amendment. Language being inserted into the applicable section of the Credit Agreement is evidenced by blue double underline formatting. Language being deleted from the applicable section of the Credit Agreement is evidenced by red strike-through formatting.

SECTION 3. Conditions to Effectiveness. This Amendment shall become effective on January 26, 2016 (the “Effective Date”) upon satisfaction of each of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from the Borrower, the Administrative Agent and the Required Lenders either a counterpart of this Amendment signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

(b) On and as of the Effective Date, after giving effect to this Amendment, (i) each of the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a specified earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing. The Borrower’s execution hereof shall be deemed a certification as to the satisfaction of this condition (b).

(c) The Administrative Agent shall have received all amounts due and payable by the Borrower on the Effective Date as set forth in Section 5 below, to the extent the invoice of which shall have been received by the Borrower at least 2 Business Days prior to the Effective Date.

SECTION 4. Continuing Effect; No Other Amendments or Consents.

(a) Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendment provided for herein is limited to the specific sections of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same subsection for any other date or time period. Upon the effectiveness of the amendment set forth herein, each reference in the Credit Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

(b) The Borrower agrees with respect to each Loan Document to which it is a party that all of its obligations and liabilities under such Loan Document shall remain in full force and effect on a continuous basis in accordance with the terms and conditions of such Loan Document after giving effect to this Amendment.

(c) The Borrower and the other parties hereto acknowledge and agree that this Amendment shall constitute a Loan Document.

SECTION 5. Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Amendment, and any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile and electronic (e.g., “.pdf”, or “.tif”) transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

SECTION 7. FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TOTAL SYSTEM SERVICES, INC., as Borrower

By:	/s/ Paul M. Todd
Name:	Paul M. Todd
Title:	Senior Executive Vice President and Chief Financial Officer

[Signature Page to 2013 Facility Amendment]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ John Kowalczuk
Name:	John Kowalczuk
Title:	Executive Director

[Signature Page to 2013 Facility Amendment]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ryan Maples
Name:	Ryan Maples
Title:	Sr. Vice President

[Signature Page to 2013 Facility Amendment]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Ola Anderssen
Name:	Ola Anderssen
Title:	Director

[Signature Page to 2013 Facility Amendment]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Allison Burgun
Name:	Allison Burgun
Title:	Vice President

[Signature Page to 2013 Facility Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jocelyn Boll
Name:	Jocelyn Boll
Title:	Vice President

[Signature Page to 2013 Facility Amendment]

Exhibit A

[redline changed pages to be attached]

EXECUTION VERSION

EXHIBIT A TO FIRST AMENDMENT

CREDIT AGREEMENT

Dated as of April 8, 2013

among

TOTAL SYSTEM SERVICES, INC.,

as the Borrower,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Syndication Agent,

REGIONS BANK AND U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

and

The Other Lenders Party Hereto

$200,000,000

FIVE YEAR TERM LOAN FACILITY

J.P. MORGAN SECURITIES LLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

REGIONS CAPITAL MARKETS

and

U.S. BANK NATIONAL ASSOCIATION

as

Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		4
1.01.	Defined Terms	4
1.02.	Other Interpretive Provisions	23
1.03.	Accounting Terms and Calculations.	~~23~~24
1.04.	Rounding	~~24~~25
1.05.	Times of Day	~~24~~25

ARTICLE II. THE COMMITMENTS AND TERM LOANS		~~24~~25
2.01.	Term Loan Borrowing.	~~24~~25
2.02.	Borrowings, Conversions and Continuations of Loans.	~~24~~25
2.03.	[Reserved].	~~26~~27
2.04.	[Reserved].	~~26~~27
2.05.	[Reserved].	~~26~~27
2.06.	Prepayments.	~~26~~27
2.07.	Termination or Reduction of Commitments.	~~26~~27
2.08.	[Reserved].	27
2.09.	Amortization of Term Loans	27
2.10.	Interest.	~~27~~28
2.11.	Fees	~~27~~28
2.12.	Computation of Interest and Fees	28
2.13.	Evidence of Debt.	~~28~~29
2.14.	Payments Generally; Administrative Agent’s Clawback.	~~28~~29
2.15.	Sharing of Payments by Lenders	~~30~~31
2.16.	[Reserved].	31
2.17.	[Reserved].	31
2.18.	[Reserved].	31
2.19.	Defaulting Lenders	31

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		~~31~~32
3.01.	Taxes.	~~31~~32
3.02.	Illegality	35
3.03.	Inability to Determine Rates	~~35~~36
3.04.	Increased Costs; Reserves on Eurocurrency Rate Loans.	~~35~~36
3.05.	Compensation for Losses	~~36~~37
3.06.	Mitigation Obligations; Replacement of Lenders.	~~37~~38
3.07.	Survival	~~37~~38

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~37~~38
4.01.	Conditions Precedent to the Effective Date	~~37~~38
4.02.	Conditions Precedent to Funding the Term Loans on the Closing Date	38

ARTICLE V. REPRESENTATIONS AND WARRANTIES		~~39~~40
5.01.	Existence, Qualification and Power	~~39~~40
5.02.	Authorization; No Contravention	~~39~~40
5.03.	Governmental Authorization; Other Consents	~~39~~40
5.04.	Binding Effect	~~39~~40
5.05.	Financial Statements; No Material Adverse Effect.	40
5.06.	Litigation	~~40~~41
5.07.	Compliance with Contracts	~~40~~41

5.08.	Ownership of Property; Liens	~~40~~41
5.09.	Insurance	41
5.10.	Environmental Compliance	41
5.11.	Taxes	41
5.12.	ERISA Compliance.	41
5.13.	Subsidiaries; Equity Interests	~~41~~42
5.14.	Margin Regulations; Investment Company Act.	~~41~~42
5.15.	Solvency.	42
5.16.	Disclosure	42
5.17.	Compliance with Laws	~~42~~43
5.18.	Use of Proceeds	~~42~~43
5.19.	Intellectual Property; Licenses, Etc.	~~42~~43
5.20.	Taxpayer Identification Number	43
5.21.	Patriot Act, OFAC.	43
5.22.	FCPA	43

ARTICLE VI. AFFIRMATIVE COVENANTS		~~43~~44
6.01.	Financial Statements	~~43~~44
6.02.	Certificates; Other Information	44
6.03.	Notices	~~45~~46
6.04.	Payment of Obligations	46
6.05.	Preservation of Existence, Etc.	46
6.06.	Maintenance of Properties	~~46~~47
6.07.	Maintenance of Insurance	~~46~~47
6.08.	Compliance with Laws	~~46~~47
6.09.	Books and Records	~~46~~47
6.10.	Inspection Rights	~~46~~47
6.11.	Use of Proceeds	47

ARTICLE VII. NEGATIVE COVENANTS		47
7.01.	Liens	~~47~~48
7.02.	Investments	~~49~~50
7.03.	Fundamental Changes	50
7.04.	Dispositions	~~50~~51
7.05.	Restricted Payments	51
7.06.	Change in Nature of Business	~~51~~52
7.07.	Transactions with Affiliates	~~51~~52
7.08.	Use of Proceeds	~~51~~52
7.09.	Financial Covenants.	~~51~~52
7.10.	Swap Contracts	~~51~~52

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		~~51~~52
8.01.	Events of Default	~~51~~52
8.02.	Remedies Upon Event of Default	~~53~~54
8.03.	Application of Funds	~~53~~54

ARTICLE IX. ADMINISTRATIVE AGENT		~~54~~55
9.01.	Appointment and Authority	~~54~~55
9.02.	Rights as a Lender	~~54~~55
9.03.	Exculpatory Provisions	~~54~~55
9.04.	Reliance by Administrative Agent	~~55~~56

9.05.	Delegation of Duties	~~55~~56
9.06.	Resignation of Administrative Agent	~~55~~57
9.07.	Non-Reliance on Administrative Agent and Other Lenders	~~56~~57
9.08.	No Other Duties, Etc.	~~56~~57
9.09.	Administrative Agent May File Proofs of Claim	~~56~~57

ARTICLE X. MISCELLANEOUS		~~57~~58
10.01.	Amendments, Etc.	~~57~~58
10.02.	Notices; Effectiveness; Electronic Communication.	~~58~~59
10.03.	No Waiver; Cumulative Remedies	~~60~~61
10.04.	Expenses; Indemnity; Damage Waiver.	~~60~~61
10.05.	Payments Set Aside	~~61~~62
10.06.	Successors and Assigns.	~~62~~63
10.07.	Treatment of Certain Information; Confidentiality	~~65~~66
10.08.	Right of Setoff	~~66~~67
10.09.	Interest Rate Limitation	~~66~~67
10.10.	Counterparts; Integration; Effectiveness	~~66~~67
10.11.	Survival of Representations and Warranties	~~66~~67
10.12.	Severability	~~67~~68
10.13.	Replacement of Lenders	~~67~~68
10.14.	Governing Law; Jurisdiction; Etc.	~~67~~68
10.15.	Waiver of Jury Trial	~~68~~69
10.16.	No Advisory or Fiduciary Responsibility	~~68~~69
10.17.	USA PATRIOT Act Notice	~~69~~70
10.18.	[Reserved]	~~69~~70
10.19.	Termination	~~69~~70
10.20.	ENTIRE AGREEMENT	~~69~~70

SCHEDULES

1.01	[Reserved]
2.01	Commitments and Applicable Percentages
2.04	[Reserved]
5.06	Litigation
5.13	Subsidiaries; Other Equity Investments
7.01	Existing Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

	A	Borrowing Notice
	B	Term Note
	C	Compliance Certificate
	D	Assignment and Assumption
	E	U.S. Tax Compliance Certificates
	F	Solvency Certificate

such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment Fee” has the meaning specified in Section 2.11(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, as of any date of determination and without duplication, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period, (iv) all non-cash items decreasing Consolidated Net Income for such period, (v) restructuring costs, reserves and integration costs incurred in connection with acquisitions after September 10, 2012, project start-up costs, costs related to the closure and/or consolidation of facilities, and retention, recruiting, relocation, severance and signing bonuses and expenses, and (vi) any non-recurring expenses or charges related to any issuance of Equity Interest, any Investment, any acquisition, Disposition, casualty event, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) and any amendment or modification to the terms of any such transactions, in each case, whether or not consummated; provided that the aggregate amount added back pursuant to clauses (v) and (vi) shall not exceed an amount equal to 7.5% of Consolidated EBITDA for the period of determination, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated EBITDAR” means, as of any date of determination and without duplication, an amount equal to Consolidated EBITDA for the most recently completed Measurement Period plus, to the extent deducted in calculating such Consolidated Net Income, Rental Expenses for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the most recently completed Measurement Period to (b) Consolidated Interest Charges plus Rental Expenses for the most recently completed Measurement Period. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that Indebtedness shall not be included in calculating any the Consolidated Fixed Charge Coverage Ratio as used in the financial covenants set forth in Section 7.09 for so long as such Indebtedness constitutes Qualifying Escrowed Indebtedness.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, and without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, as applicable, Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all other Indebtedness of a Person other than the Borrower or any Subsidiary, which Indebtedness is (x) of the types referred to in clauses (a) through (f) above and (y) recourse to the Borrower or any Subsidiary.

“Consolidated Interest Charges” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that Indebtedness shall not be included in calculating any the Consolidated Leverage Ratio as used in the financial covenants set forth in Section 7.09 for so long as such Indebtedness constitutes Qualifying Escrowed Indebtedness.

“Consolidated Net Income” means, at any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period; provided that the determination of Consolidated Net Income shall include (i) the amount of any cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary during such period in accordance with applicable law and (ii) the amount of the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period; and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Disposition” means the following Dispositions, so long as no Event of Default exists immediately after giving effect thereto:

(a)	Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)	Dispositions of inventory in the ordinary course of business;

(c)	Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)	Dispositions of property by any Subsidiary in compliance with Section 7.07 (i) to the Borrower or (ii) to a wholly-owned Subsidiary;

(e)	Dispositions in the form of Investments to the extent permitted under Section 7.02;

(f)	Dispositions in the form of leases, licenses or subleases of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries; and

(g)	Dispositions in the form of assignments and licenses of IP Rights of the Borrower and its Subsidiaries in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Escrowed Indebtedness” means Indebtedness the proceeds of which are escrowed or otherwise segregated (whether or not with a third party, but otherwise on terms and in a manner reasonably satisfactory to the Administrative Agent (it being acknowledged and agreed that any of the escrow and/or segregation arrangements consistent with the ones employed by the Borrower in connection with the issuance of $1.1 billion of senior notes in May 2013 to finance the Borrower’s acquisition of NetSpend Holdings, Inc. are reasonably satisfactory to the Administrative Agent)) and set aside pending application towards the Tanzanite Acquisition to the extent such Indebtedness is required to be repaid or redeemed in the event the Tanzanite Acquisition terminates prior to its consummation (for the avoidance of doubt such Indebtedness shall only constitute Qualifying Escrowed Indebtedness while the proceeds thereof are so escrowed or segregated and otherwise meet the requirements of this definition).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Rental Expenses” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all rentals payable under leases of real, personal, or mixed property.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Representatives” has the meaning specified in Section 10.07.

“Required Lenders” means, as of any date of determination (i) on or prior to the Closing Date, Lenders holding more than 50% of the sum of the aggregate outstanding Term Loan Commitments and (ii) after the Closing Date, Lenders holding more than 50% of the Total Outstandings; provided that in each case the portion of the Term Loan Commitments and/or Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or chief accounting officer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” and “Solvency” mean, with respect to any Person, on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means The Bank of Tokyo-Mitsubishi UFJ, Ltd. in its capacity as a syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tanzanite” means TransFirst Holdings Corp., a Delaware corporation.

“Tanzanite Acquisition” means the acquisition of Tanzanite through a stock purchase, from Vista Equity Partners Fund V, L.P, Vista Equity Partners Fund V-A, L.P., Vista Equity Partners Fund V-B, L.P., Vista Equity Partners Fund V Executive, L.P., VEPF V FAF, L.P. and Vista Equity Associates, LLC (collectively, the “Sellers”) pursuant to a Stock Purchase Agreement (together with all exhibits, schedules and disclosure letters thereto, the “Tanzanite Purchase Agreement”) dated as of January 26, 2016 among Tanzanite, the Sellers, and the Borrower.

“Tanzanite Closing Date” means the date the Tanzanite Acquisition is consummated.

“Tanzanite Purchase Agreement” has the meaning specified in the definition of Tanzanite Acquisition.

“Target” has the meaning assigned to such term in the preamble hereto.

“Target Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development, either individually or in the aggregate with any such other item, that is materially adverse to (I) the business, assets, liabilities, condition (financial or other) or results of operations of the Target and its subsidiaries taken as a whole, or (II) the ability of the Target to consummate the transactions contemplated by the Merger Agreement, other than, in each case, any event, change, circumstance, effect, occurrence, condition, state of facts or development (individually or in the aggregate) arising out of or resulting from (a) a decrease in the market price or the trading volume of shares of Common Stock (as defined in the Merger Agreement), in and of itself, or any failure by the Target to meet any published public estimates of the Target’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Target to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the facts or occurrences giving rise or contributing to any such changes or failures, which may be taken into account in determining whether there is a Target Material Adverse Effect), (b) general political, tax, economic or business conditions in the United States or any country or region in the world in which the Target or any of its subsidiaries does business, or any changes therein, or general financial, securities, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, and including, in each case, any such event, change, circumstance, effect, occurrence, condition, state of facts or development arising out of or resulting from acts of war (whether or not declared) or the commencement, continuation or escalation of a war, acts of armed hostility or terrorism, (c) changes in U.S. GAAP, applicable law or authoritative interpretations thereof, (d) any change or effect generally affecting the industries or business segments in which the Target operates, (e) any hurricane, earthquake, flood or other natural disasters or acts of God, (f) any change or effect attributable to the execution or announcement of the Merger Agreement or the was entered into or assumed (together with replacement property and customary provisions in respect of proceeds, accessions, and other after-acquired property);

(iii) provisions contained in leases and other agreements restricting the assignment, sublease, or pledge of such lease or agreement;

(iv) Negative Pledges existing on the date of this Agreement contained in the organizational documents or other agreements binding on any Subsidiary that is not a wholly-owned Subsidiary (but only to the extent such Negative Pledge covers any Equity Interest in such Subsidiary or the property or assets of such Subsidiary);

(v) a Negative Pledge contained in any agreements governing an Investment made in a Person other than a Subsidiary (but only to the extent such Negative Pledge covers any Equity Interest in such Person);

(vi) a Negative Pledge contained in any agreement relating to the Disposition of a Subsidiary or assets pending such Disposition, provided that in any such case such Negative Pledge applies only to the Subsidiary or the assets that are the subject of such Disposition; ~~or~~

(vii) a Negative Pledge contained in any agreement evidencing or governing Indebtedness (including credit facilities and debt securities) otherwise permitted to be incurred under this Agreement, so long as the Borrower determines in good faith (after consultation with the Administrative Agent) that such Negative Pledge, taken as a whole, is no more restrictive in any material respect than the restrictions in Section 7.01(b), or that such Negative Pledge is otherwise in a form customary for similar agreements for comparable borrowers or issuers at such time; ~~and~~or

(viii) a Negative Pledge contained in any documentation in connection with Qualifying Escrowed Indebtedness, provided that such Negative Pledge only extends to the proceeds of such Qualifying Escrowed Indebtedness and any account containing such proceeds; and

(b) Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(i) Liens pursuant to any Loan Document;

(ii) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (x) the value of the property covered thereby is not changed (unless reduced), (y) the amount secured or benefited thereby is not increased, and (z) the direct or any contingent obligor with respect thereto is not changed;

(iii) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(xvi) purported Liens evidenced by the filing of precautionary UCC financing statements; ~~and~~

(xvii) Liens arising in connection with out-bound licenses of patents, copyrights, trademarks and other IP Rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries~~.~~; and

(xviii) Liens securing Qualifying Escrowed Indebtedness (to the extent such liens only extend to such Qualifying Escrowed Indebtedness, the proceeds thereof and any account containing any such proceeds).

7.02. Investments. Make any Investments (other than the Tanzanite Acquisition), if a Default then exists or arises as a result of such Investment or if immediately after giving effect to such Investment, (a) the Book Value of the assets of the Borrower would be less than the greater of (i) 50% of the Book Value of the consolidated assets of the Borrower and its Subsidiaries and (ii) $850,000,000 or (b) the representations and warranties made by the Borrower in the Loan Documents to which it is a party would not be true and correct in all material respects with the same force and effect as if made on and as of the date of such Investment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were not true and correct in all material respects as of such earlier date; provided that, prior to making any Material Investment, the Borrower shall deliver to the Administrative Agent a Compliance Certificate, demonstrating that the Borrower is in compliance, on a pro forma basis after giving effect to such Material Investment, as of the last day of the most-recently ended fiscal quarter of the Borrower for which the Borrower has delivered financial statements to the Lenders or for which financial statements of the Borrower are publicly available, with the financial covenants set forth in Section 7.09 and demonstrating the Borrower’s compliance with the requirements of Section 7.02(a); provided that, notwithstanding the foregoing, Investments by Subsidiaries (including without limitation, intercompany loans and advances) in the Borrower may not exceed $5,000,000 in the aggregate on any date of determination. For purposes hereof, “Material Investment” shall mean any Investment of more than $150,000,000 in cash, cash equivalents or assets (valued at such assets Book Value at the date of such Investment).

7.03. Fundamental Changes. Other than the transactions to effect the Tanzanite Acquisition conducted pursuant to the Tanzanite Purchase Agreement, ~~M~~merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person;

(b) any Subsidiary may merge with any other Subsidiary so long as no Default would exist immediately after giving effect to such merger, including without limitation a Default resulting from a breach of any other covenant contained in this Article VII;

(c) the Borrower or any Subsidiary may Dispose of Subsidiaries and any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the extent each such Disposition constitutes a Permitted Disposition or is otherwise permitted by Section 7.04;

(d) any Subsidiary may merge with another Person (other than the Borrower or another Subsidiary), if immediately after giving effect to such merger, (i) the Book Value of the assets of the favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.08. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.09. Financial Covenants.

(a) Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.5 to 1.0.

(b) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.0 to 1.0~~.~~; provided that with respect to the end of any fiscal quarter of the Borrower on and after the Tanzanite Closing Date such ratio shall instead be 4.25 to 1.00, with such ratio stepping down to:

(i) in the event the Tanzanite Closing Date is on or prior to May 15, 2016, 4.00 to 1.00 on December 31, 2016, 3.75 to 1.00 on March 31, 2017 and 3.50 to 1.00 on September 30, 2017 (with such 3.50 to 1.00 ratio applying for any fiscal quarter of the Borrower ending thereafter); or

(ii) in the event the Tanzanite Closing Date is after May 15, 2016, 4.00 to 1.00 on March 31, 2017, 3.75 to 1.00 on June 30, 2017 and 3.50 to 1.00 on December 31, 2017 (with such 3.50 to 1.00 ratio applying for any fiscal quarter of the Borrower ending thereafter).

7.10. Swap Contracts. Enter into any Swap Contract except in the ordinary course of business pursuant to bona fide hedging transactions and not for speculation.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within two Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder as contemplated by Section 2.11, or (iii) within three Business Days after notice thereof, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05, or 6.11 or Article VII; or

(c) Other Defaults. The Borrower fails to perform or observe (i) any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or (ii) any term, covenant or agreement contained in Section 6.01, 6.02, 6.03, or 6.10 and such failure continues for two Business Days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in